Exhibit 99.1

TRIUS THERAPEUTICS REPORTS 2012 THIRD QUARTER FINANCIAL RESULTS

San Diego, CA, November 5, 2012 – Trius Therapeutics, Inc. (Nasdaq: TSRX), a biopharmaceutical company focused on the discovery, development and commercialization of innovative antibiotics for life-threatening infections, announced today its financial results for the third quarter ended September 30, 2012 and provided an update on recent key events.

At September 30, 2012, Trius had cash, cash equivalents and investments totaling $70.9 million.

For the third quarter of 2012, Trius reported a net loss of $17.7 million versus net income of $14.3 million in the comparable period in 2011. For the nine months ended September 30, 2012, Trius reported a net loss of $39.7 million compared to $5.7 million for the same period in 2011. The net loss during the three and nine months ended September 30, 2012 was largely due to clinical and nonclinical development activities for tedizolid phosphate, our lead investigational drug in Phase 3 clinical development. For the third quarter of 2012, Trius reported a net loss per share of $0.46 versus earnings per share of $0.50 in the third quarter of 2011. For the nine months ended September 30, 2012 and 2011, Trius reported a net loss per share of $1.06 and $0.22, respectively. The increase in the net loss per share was primarily due to the fact that the Company received an upfront payment of $25.0 million in the comparable period in the prior year upon entering into a collaboration and license agreement with Bayer Pharma AG (Bayer), but received no similar payments in the third quarter of the current year. Aside from this one-time payment, the increase in the net loss per share for both the three month and nine months ended September 30, 2012 was largely due to higher clinical and nonclinical development expenses for tedizolid phosphate offset by an increase in shares outstanding resulting from our follow on offering in January 2012.

Revenues for the three months ended September 30, 2012 were $6.0 million compared to $30.4 million for the same period in 2011. For the nine months ended September 30, 2012, revenues were $22.0 million compared to $36.0 million for the same period in 2011. The decrease in revenues during the three and nine months ended September 30, 2012 was due to the $25.0 million upfront payment received from Bayer in 2011. Excluding this one-time payment, revenues for the third quarter and nine months ended September 30, 2012 increased $0.5 million and $11.0 million, respectively, primarily due to sponsored development activities and milestone payments from our collaboration with Bayer as a result of the continued progress of our development program for tedizolid phosphate.

Research and development expenses for the three months ended September 30, 2012 were $19.3 million compared to $14.9 million for the same period in 2011. For the nine months ended September 30, 2012 and 2011, research and development expenses were $52.6 million and $35.7 million, respectively. The increase in research and development expenses was primarily related to higher clinical trial and development costs for tedizolid phosphate.

General and administrative expenses for the three months ended September 30, 2012 increased to $4.4 million compared to $3.7 million for the same period in 2011. For the nine months ended September 30, 2012 and 2011, general and administrative expenses were $10.7 million and $8.6 million, respectively. The increase in general and administrative expenses was primarily due to an increase in pre-commercialization activities in 2012 as well as additional personnel costs due to increased headcount in 2012.

As of November 1, 2012, Trius had 39,406,671 shares outstanding.

Program Updates & Upcoming Events

Trius continued enrollment in the second Phase 3 clinical trial of tedizolid phosphate, the ESTABLISH-2 (TR-701-113) study, for acute bacterial skin and skin structure infections, or ABSSSI, and the study remains on track to report top line data in early 2013. The Company plans to initiate a Phase 3 program for the treatment of pneumonia in the first half of 2013 using the same 200 mg, once daily dose of tedizolid phosphate that is currently being tested to treat skin infections. In addition, the Company is progressing with IND-enabling studies funded by a contract with the National Institute of Allergy and Infectious Diseases, or NIAID, for its Gyrase-B development candidate with potent activity against Gram-negative and Gram-positive bacterial pathogens. A Phase 1 clinical trial is expected to start in 2013.

About Trius Therapeutics

Trius Therapeutics, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of innovative antibiotics for life-threatening infections. The Company’s lead investigational drug, tedizolid phosphate, is a once daily, IV and orally administered second generation oxazolidinone in Phase 3 clinical development for the treatment of ABSSSI and serious Gram-positive infections, including those cause by methicillin-resistant staphylococcus aureus (MRSA). Trius has two Special Protocol Assessments with the FDA for its two Phase 3 ABSSSI trials and has partnered with Bayer HealthCare for the development and commercialization of tedizolid phosphate outside of the U.S., Canada and the European Union. In addition to the Company’s tedizolid phosphate clinical program, Trius has initiated IND-enabling studies for its Gyrase-B development candidate with potent activity against Gram-negative bacterial pathogens including multi-drug resistant strains of E. coli, Klebsiella, Acinetobacter and Pseudomonas. The Gyrase-B program is one of the two preclinical programs supported by federal contracts. For more information, visit www.triusrx.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding Trius’ ability to successfully complete its ongoing clinical trials and development programs. Risks that contribute to the uncertain nature of the forward-looking statements include: the accuracy of Trius’ estimates regarding expenses, future revenues and capital requirements; the success and timing of Trius’ preclinical studies and clinical trials; regulatory developments in the United States and foreign countries; changes in Trius’ plans to develop and commercialize its product candidates; Trius’ ability to obtain additional financing; Trius’ ability to obtain and maintain intellectual property protection for its product candidates; and the loss of key scientific or management personnel. These and other risks and uncertainties are described more fully in Trius’ most recently filed SEC documents, including its Form 10-K, Forms 10-Q and other documents filed with the United States Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings. All forward-looking statements contained in this press release speak only as of the date on which they were made. Trius undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Trius Therapeutics, Inc.

Statements of Operations

(In thousands except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
Revenues:
Contract research	$2,270	$2,995	$7,501	$8,568
Collaboration and license fees	3,703	27,441	14,528	27,441

Total revenues	5,973	30,436	22,029	36,009
Operating expenses:
Research and development	19,332	14,903	52,557	35,722
General and administrative	4,427	3,731	10,742	8,550

Total operating expenses	23,759	18,634	63,299	44,272

Income (loss) from operations	(17,786)	11,802	(41,270)	(8,263)
Other income (expense):
Interest income	13	5	20	19
Fair value adjustment of stock warrant liability	91	2,504	1,553	2,504
Other income (expense)	—	—	(3)	1

Total other income	104	2,509	1,570	2,524

Net income (loss)	$(17,682)	$14,311	$(39,700)	$(5,739)

Net income (loss) per share, basic	$(0.46)	$0.50	$(1.06)	$(0.22)

Weighted-average shares outstanding, basic	38,781	28,527	37,568	25,816

Net income (loss) per share, diluted	$(0.46)	$0.49	$(1.06)	$(0.22)

Weighted-average shares outstanding, diluted	38,781	29,477	37,568	25,816

Trius Therapeutics, Inc.

Balance Sheets

(In thousands except share and per share data)

	September 30, 2012	December 31, 2011
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$13,496	$11,381
Short-term investments, available-for-sale	57,404	47,762
Accounts receivable	4,785	4,272
Prepaid expenses and other current assets	3,134	3,272

Total current assets	78,819	66,687
Property and equipment, net	1,131	1,037
Restricted cash	150	150
Other assets	152	251

Total assets	$80,252	$68,125

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$5,378	$3,774
Accrued liabilities	7,666	6,959
Common stock warrant liability	5,571	7,124
Current portion of deferred revenue	293	377

Total liabilities	18,908	18,234

Stockholders’ equity:
Preferred stock, $0.0001 par value; 10,000,000 shares authorized at September 30, 2012 and December 31, 2011; no shares issued and outstanding at September 30, 2012 and December 31, 2011	—	—
Common stock, $0.0001 par value; 200,000,000 shares authorized at September 30, 2012 and December 31, 2011; 38,791,538 and 28,663,548 shares issued and outstanding at September 30, 2012 and December 31, 2011, respectively	5	4
Additional paid-in capital	196,422	145,272
Accumulated other comprehensive income	9	7
Accumulated deficit	(135,092)	(95,392)

Total stockholders’ equity	61,344	49,891

Total liabilities and stockholders’ equity	$80,252	$68,125

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Public Relations Contact:	Investor Relations Contact:
Laura Kempke/Andrew Law at MSLGROUP trius@mslgroup.com 781-684-0770	Stefan Loren at Westwicke Partners, LLC sloren@westwicke.com 443-213-0507